Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Phillip G. Creek
        Senior Vice President, Chief Financial Officer
        M/I Homes, Inc.
    (614) 418-8011

J. THOMAS MASON
APPOINTED TO M/I HOMES BOARD of DIRECTORS

Columbus, Ohio (November 10, 2006) - M/I Homes, Inc. (NYSE: MHO) announces that J. Thomas Mason has been appointed to the M/I Homes Board of Directors.

Tom Mason joined M/I Homes in 2002 and currently serves as Senior Vice President, General Counsel and Secretary. In addition, he is an active member of the General Counsel’s Committee of the NAHB High Production Home Builders Council. Prior to joining M/I Homes, Tom practiced law for 19 years with the Columbus, Ohio based law firm, Vorys, Sater, Seymour & Pease LLP, where he was a partner in the firm specializing in real estate and commercial transactions.

The appointment was made at the Company’s quarterly Board meeting on November 7, 2006. In making the announcement, Norman L. Traeger, Chairman of the Company’s Nominating and Governance Committee, stated “We are delighted to welcome Tom to the M/I Homes Board. We have worked closely with Tom in the past in his senior management role with the Company and we look forward to working with him in his expanded role as a Director.” Robert H. Schottenstein, Chairman and CEO added, “I am pleased Tom has been added to the Board. His leadership and counsel have played an important part in the success of M/I and I have no doubt that he will make a positive contribution to our Board.”

M/I Homes, Inc. is one of the nation’s leading builders of single-family homes, having delivered nearly 67,000 homes. The Company’s homes are marketed and sold under the trade names M/I Homes, Showcase Homes and Shamrock Homes. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Tampa, Orlando and West Palm Beach, Florida; Charlotte and Raleigh, North Carolina; Delaware; and the Virginia and Maryland suburbs of Washington, D.C.